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                                                                   EXHIBIT 10.10

                    LETTER AGREEMENT WITH ROBERT M. JOHNSON

                             January 29, 1996

Dear Bob:

This letter will confirm our offer to you to join Bowne & Co., Inc. (The "Company") as its President, Chief Executive Officer and Vice Chairman of the Board of Directors and will set forth the terms and conditions of your employment. As agreed, you have commenced employment on January 3, 1996.

1. Position and Duties. As President and Chief Executive Officer, you will have the duties, authority and responsibilities normally associated with and appropriate for such positions, and will report directly to the Board of Directors of the Company. In addition, while you are employed hereunder, we will make our best efforts to insure your retention as a member of the Board of Directors of the Company, and you agree to serve as an officer and director of such additional subsidiaries or affiliated companies of the Company as the Company deems reasonably appropriate.

2. Base Salary. Your base salary ("Base Salary") will be payable at a rate of $400,000 per year and will be subject to review and upward adjustment in the Board of Directors' discretion during your employment hereunder. You Base Salary will be paid in accordance with the Company's payroll policies applicable to its senior executives.

3. Bonus Plan. You will be eligible to receive an annual incentive compensation award (the "Bonus") pursuant to the Company incentive compensation program (the "Bonus Plan") during the term of your employment hereunder. For 1996, you will receive a bonus of not less than $150,000, of which $75,000 shall be payable upon your joining the Company with the remainder payable six months thereafter. Future bonuses shall be subject to the discretion of the Board of Directors of the Company.

4.  Benefit Plans and Arrangements.

     (a) While you are employed hereunder, you will be entitled to participate, in a manner appropriate to your position with the Company, in all benefit plans, programs and arrangements generally applicable to the Company's senior executives and the Company will provide to you at the Company's expense a car and driver and such other fringe benefits and perquisites (including vacation entitlement) as are generally available to the Company's senior executives.

     (b) Upon your retirement from the Company, you will be entitled to receive a pension in accordance with the terms of the Company's pension, retirement and similar plans, programs and arrangements then generally applicable to senior executives of the Company.

     5. Restricted Stock. The Company will grant to you a special one-time award of 40,000 Common shares (the "Shares"). In connection with such award, you agree that (i) you or your legal representatives will pay to the Company, or make arrangements satisfactory to the Company regarding payment of any federal, state or local taxes of any kind required by law to be withheld with respect to the Shares, and (ii) the Company will, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to you any federal, state or local taxes of any kind required by law to be withheld with respect to such Shares. You shall have absolute ownership of the Shares including the right to vote the same and receive dividends thereon, subject, however, to the terms, conditions and restrictions set forth below:

     (a) In the event your employment with the Company shall terminate for any reason excluding your death, Permanent Disability, termination of employment by the Company without Cause or termination of
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employment by you for good Reason prior to the dates listed below, all of your rights to the specified number of shares shall terminate.

 PERIOD ENDING                                               SHARES TO BE RETURNED
----------------                                             ---------------------
January 3, 1999  ...........................................         40,000
January 3, 2000  ...........................................         26,667
January 3, 2001  ...........................................         13,333

On the 3rd, 4th and 5th anniversaries of January 3, 1996, the restrictions set forth in this section shall lapse as to one-third of the Shares, provided you are employed by the Company under this Agreement on the day preceding each respective anniversary.

     (b) If you, while in the employ of the Company, shall die, shall suffer a Permanent Disability, or if your employment is terminated by you for Good Reason or by the Company without Cause, then the restrictions set forth above shall lapse.

     (c) Shares subject to restrictions imposed by clause (a) hereof shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of prior to the lapse of restrictions applicable to such Shares.

     (d) You hereby represent, warrant, and covenant that you are acquiring the Shares for your own account and not with a view to the distribution thereof, and
(ii) the Shares you acquired under this Agreement will not be sold except pursuant to an effective registration statement under the Securities Act of 1933, as amended, or pursuant to an exemption from registration under said Act.

     (e) Certificates evidencing the Shares delivered to you pursuant to this Agreement or shares of company Stock subject to Section 5(g) hereof shall be registered in your name, shall be deposited by you with the Company accompanied by appropriate executed stock powers to the Company, and shall bear the legend indicated below:

          "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in section 5 of the Letter Agreement dated January 29, 1996 between Bowne & Co., Inc. and Robert M. Johnson. A copy of such Agreement is on file in the office of the Secretary of Bowne & Co., 345 Hudson Street, New York, New York."

Any attempt to dispose of the Shares in contravention of the terms, conditions and restrictions described in this Agreement shall be ineffective.

     (f) At the time the restrictions contained in this section lapse with respect to any of the Shares, the Company shall deliver new certificates to you with respect to such Shares bearing the following legend:

          "These securities have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or delivered in the absence of registration or an applicable exemption therefrom."

     (g) In the event that there is any change in the capital structure of the Company through reorganization, recapitalization or otherwise, or if there shall be any dividend on the Shares payable in the Company's common stock, or if there shall be a stock split or combination of shares, then any shares of the Company's common stock issued pursuant thereto with respect to the shares shall be subject to the restrictions in this section of this Agreement to the same extent as the Shares with respect to which they were issued.

     (h) The value of restricted stock shall not be included in the calculation of any retirement-type benefits.

6.  Termination.

     (a) In the event your employment with the Company is terminated by you without Good Reason, by the Company for Cause, or for any reason after the fifth anniversary of the date hereof, you will receive, as soon as practicable thereafter, a lump sum payment equal to the sum of (I) all Base Salary accrued but unpaid through your date of termination and (ii) any amounts payable to you under the terms of the Bonus Plan and this Agreement with respect to any completed fiscal Year preceding your date of termination.
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     (b) In the event your employment with the Company is terminated prior to the fifth anniversary of the date hereof by you with Good Reason or by the Company without Cause other than for death or Permanent Disability, you will receive: (i) a lump sum payment equal to the sum of all amounts specified in paragraph 6(a); (ii) a lump sum equal to the Bonus you received for the fiscal year prior to your year of termination multiplied by a fraction, the numerator of which is the number of days you were employed in the fiscal year in which your employment terminated, and the denominator of which is 365; and (iii) 18 monthly payments, which shall commence in the month after your date of termination, with each payment equal to one twelfth of your Base Salary, at the annual rate in effect on your date of termination.

     (c) In the event your employment with the Company is terminated due to your death or Permanent Disability, you will receive a lump sum payment equal to the sum of all amounts specified in paragraph 6(a).

     (d) For purposes of this Agreement, the following definitions will apply:

          "Cause" will mean (I) your conviction of a felony; (ii) and willful misconduct by you which is materially injurious to the Company or its affiliates or; (iii) your willful and continuing refusal or failure to perform your duties and obligations under this Agreement.

          "Good Reason" will mean (I) the refusal or failure of the Company to pay you the compensation and/or benefits due under the Agreement; (ii) any material diminution (without your consent) in your duties, authority, responsibilities or reporting requirements (whether or not accompanied by a change in title) or; (iii) the failure to continue your membership on the Board of directors of the Company.

          "Permanent Disability" will mean a physical or mental disability, bodily injury or disease (including a disability resulting from an occupational disease) which, in the opinion of a licensed physician designated by the mutual consent of the Company and you, would prevent you from performing regular duties for the Company from the date of occurrence of such disability for a period of more than one year, which disability occurred at any time prior to your termination of employment with the Company.

7. No Mitigation. You will not be required to mitigate any payments due to you under this Agreement by seeking alternative employment, nor will any payments by the Company be reduced by any amounts received in connection with such alternative employment.

8. Legal Fees. The Company will reimburse you for all reasonable legal fees and disbursements incurred by you in connection with the negotiation and preparation of this Agreement.

9. Confidentiality and Non-Competition. You will not, without the prior consent of the Company, divulge confidential information concerning the operations of the Company during your employment hereunder or at any time thereafter. During your employment hereunder and for [2] years thereafter, you shall not:

     (a) disclose to any person information which, whether or not derived from the company, would be beneficial to a competitor of the Company;

     (b) make investments in the aggregate of more than one percent (1%) of the capital of a competing business either in the form of stock purchase, contribution to capital, loan or any other form or any combination of the foregoing;

     (c) render or give advice or assistance to a competing business whether as a consultant or otherwise; and

     (d) become an officer or director of a corporation or member of a partnership or trustee of a trust which conducts, by itself or through one or more subsidiaries, a competing business or become an employee of such corporation, partnership, trust or business.

     If any of the above shall occur, this Agreement shall be considered null and void and the Company shall have no further obligations hereunder. The foregoing non-competition provision shall apply to lines of business in which the Company, including any of its subsidiaries, is engaged during the term of your employment or at the time of termination of your employment, and shall not apply to new lines of business engaged in by the Company or any of its subsidiaries subsequent to the termination of your employment. Nothing shall prevent you from applying to the Company for a written waiver of the foregoing non-competition provisions with
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respect to the particular application of such provisions subsequent to the termination of your employment, the granting of which request for waiver shall not be unreasonably withheld.

10. Withholding. The Company will be entitled to withhold from any payment hereunder the amount of withholding required by law.

11. Governing Law. This Agreement will be construed, interpreted, and governed in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law.

12.  Counterparts.  This Agreement may be signed in counterparts.

                                          Bowne & Co., Inc.

                                          By:
                                             --------------------------
Accepted and Agreed on this
26 day of March, 1996

------------------------------------------------------
Robert M. Johnson